Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Chromocell Therapeutics Corporation to Form S-1 (Amendment No. 3) (File No. 333-269188) of our report dated May 1, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Chromocell Therapeutics Corporation as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Our report on the financial statements includes an emphasis of matter paragraph as to the preparation of the financial statements on a carve-out basis.

/s/ Marcum llp

Marcum llp

Houston, Texas

June 30, 2023